QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Peter Kendall to Retire as CEO of Coors Brewers Limited—Peter Swinburn Named as New CEO

        DENVER, Colorado and MONTREAL, Canada, April 11 /PRNewswire-FirstCall/—Peter M. R. Kendall, chief executive officer of Coors Brewers Limited, the European business unit of Molson Coors Brewing Company, will retire from his post and Peter Swinburn, currently the president of Coors Brewing Worldwide and a 30-year Coors veteran, will replace Kendall as CEO of the Europe operating unit, effective May 1, 2005.

        "Peter Kendall has been an integral part of our international operations since he joined the company in 1998, successfully expanding our business in the United Kingdom and beyond," said Leo Kiely, chief executive officer of Molson Coors Brewing Company. "Peter is a fine strategic business leader, and he has contributed to our global business success in the Caribbean, Asia, Ireland and more recently the UK and Europe. I am grateful to Peter for his leadership over the past years, and we wish him the best in his retirement."

        Confirming that Peter Swinburn would take on the role of CEO at Coors Brewers Limited, Kiely added: "I can think of no better person than Peter Swinburn to fill the position of chief executive officer of the UK-based operations. The depth and knowledge he has of the beer business in the United Kingdom combined with his experience in worldwide operations makes him a true global player."

        Swinburn has been with the company since 1975 and has held various senior roles in marketing, retail management and sales. As president of Coors Brewing Worldwide since 2003, he has been responsible for international sales and operations throughout the world—excluding the United Kingdom and Europe—and spearheaded the company's focus on global marketing opportunities and development of emerging markets.

        Prior to that, he served as chief operating officer and sales director in charge of marketing Coors Brewers Limited beer brands including Carling, Grolsch and Worthington's, as well as flavored alcoholic beverages such as Reef and Screamers in the United Kingdom market. Swinburn was also a chairman of Tradeteam, a logistics company jointly owned by Coors Brewers Limited and Ocean Group; and a director of Grolsch UK, a joint venture between Coors Brewers Limited and Grolsch.

        In concert with the leadership changes, several business segments within the Molson Coors business units will be realigned. The changes are as follows:

  •
  Coors Canada has been integrated into Molson Canada.

  •
  Molson U.S.A. and sales to the military will be folded into the Coors Brewing Company in the US.

  •
  The Mexico and Caribbean operations will report into Coors Brewing Company.

  •
  The Asian operations, which include Japan, China and Taiwan, will report into Coors Brewers Limited.

        "These operational changes will consolidate Molson Coors' business into four large operating units—Coors Brewing Company, Molson Canada, Coors Brewers Limited and Cervejarias Kaiser—thereby simplifying the organization and taking advantage of synergistic opportunities in our geographic markets around the world," said Kiely.

        Molson Coors Brewing Company is the fifth largest brewer in the world. It sells its products in North America, Europe, Latin America and Asia. Molson Coors is the third largest brewer in the U.S., the second largest in the U.K. and the leading brewer in Canada. The company's brands include Coors Light, Molson Canadian, Carling, Kaiser, Coors, Killian's Irish Red and Zima XXX. For more information on Molson Coors, visit the company's website, www.molsoncoors.com.

SOURCE MOLSON COORS BREWING COMPANY

CONTACT: Media: Sylvia Morin, (514) 590-6345; Investors: Dave Dunnewald, (303) 279-6565; Kevin Caulfield, (303) 277-6894.

QuickLinks

Peter Kendall to Retire as CEO of Coors Brewers Limited—Peter Swinburn Named as New CEO